UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-163727

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-163726

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-134171

UNDER

THE SECURITIES ACT OF 1933

HealthMarkets, Inc.

(Exact name of registrant as specified in its charter)

Delaware	75-2044750
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

9151 Boulevard 26

North Richland Hills, Texas 76180

(Address of Principal Executive Offices)

Second Amended and Restated HealthMarkets 2006 Management Option Plan

Amended and Restated HealthMarkets, Inc. InVest Stock Ownership Plan

(Full Title of the Plans)

R. Scott Donovan

Executive Vice President and Chief Financial Officer

HealthMarkets, Inc.

9151 Boulevard 26

North Richland Hills, Texas 76180

(817) 255-5200

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Joseph Miron, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

155 North Wacker Drive

Chicago, Illinois 60606

Telephone: (312) 407-0700

Fax: (312) 407-0401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These post-effective amendments are being filed in order to deregister all securities remaining unsold under the following registration statements on Form S-8 (the “Registration Statements”) filed by HealthMarkets, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission:

1.	Registration Statement No. 333-134171, filed on May 16, 2006, registering 2,339,341 shares of the Company’s Class A-1 Common Stock, par value $0.01 per share (the “Class A-1 Common Stock”), issuable under the HealthMarkets 2006 Management Option Plan;

2.	Registration Statement No. 333-163726, filed on December 15, 2009, registering (i) 2,000,000 shares of the Company’s Class A-1 Common Stock and (ii) 6,500,000 shares of the Company’s Class A-2 Common Stock, par value $0.01 per share (the “Class A-2 Common Stock”), issuable under the HealthMarkets, Inc. InVest Stock Ownership Plan; and

3.	Registration Statement No. 333-163727, filed on December 15, 2009, registering an additional 2,250,400 shares of the Company’s Class A-1 Common Stock, issuable under the Second Amended and Restated HealthMarkets 2006 Management Option Plan.

The Company hereby removes and withdraws from registration all shares of Class A-1 Common Stock and Class A-2 Common Stock registered pursuant to the Registration Statements which remain unsold.

As of March 18, 2013, and as of January 1, 2013, the Class A-1 Common Stock and Class A-2 Common Stock each had fewer than 300 stockholders of record. As a result, shortly after filing these post-effective amendments, the Company intends to file a Form 15 to (i) terminate the Company’s registration, pursuant to Section 12(g) of the Securities Exchange Act of 1934, of the Class A-2 Common Stock, and (ii) suspend the Company’s reporting obligations, pursuant to Section 15(d) of the Securities Exchange Act of 1934, with respect to the Class A-1 Common Stock and Class A-2 Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of North Richland Hills, State of Texas, on March 18, 2013.

HEALTHMARKETS, INC.

By:	/s/ R. Scott Donovan
Name:	R. Scott Donovan
Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth J. Fasola and R. Scott Donovan, jointly and severally, as his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, these post-effective amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KENNETH J. FASOLA Kenneth J. Fasola	Chief Executive Officer, President and Director	March 14, 2013

/s/ R. SCOTT DONOVAN R. Scott Donovan	Executive Vice President and Chief Financial Officer	March 14, 2013

/s/ CONNIE PALACIOS Connie Palacios	Vice President, Controller and Principal Accounting Officer	March 14, 2013

/s/ PHILLIP J. HILDEBRAND Phillip J. Hildebrand	Chairman of the Board	March 14, 2013

/s/ CHINH E. CHU	Director	March 18, 2013
Chinh E. Chu

/s/ JASON K. GIORDANO Jason K. Giordano	Director	March 14, 2013

/s/ ADRIAN M. JONES Adrian M. Jones	Director	March 14, 2013

/s/ MURAL R. JOSEPHSON Mural R. Josephson	Director	March 14, 2013

/s/ STEVEN J. SHULMAN	Director	March 18, 2013
Steven J. Shulman

/s/ R. NEAL POMROY	Director	March 18, 2013
R. Neal Pomroy